                                                                Exhibit 10.11



                                         April 22, 1999


Mr. Richard R. Goodmanson
6616 N. 64th Place
Paradise Valley, AZ 85253

Dear Richard:

          I am pleased to confirm your acceptance of the position of Executive Vice President and Chief Operating Officer for certain DuPont chemicals and materials business segments effective May 1, 1999 on the terms and conditions set forth below.

1.   Salary:   Effective May 1, we will pay you $45,835 per month ($550,020
     ------
     annually). Future salary increases will be based on your performance and will be determined in accordance with DuPont's Salary Policy.

2.   Variable Compensation:   Your variable compensation for 1999 (payable early
     ---------------------
     in 2000) will be $400,000 ($600,000 prorated for time worked in 1999).
     Your variable compensation for the years 2000 and 2001 will be a minimum of $600,000. This will guarantee you salary and variable compensation totaling a minimum of $1,150,020 each year for years 2000 and 2001. In order to receive these variable compensation awards you must be an employee on the date the award is granted. Any variable compensation payment beyond 2001 will be based on your performance and will be determined in accordance with the terms of DuPont's Variable Compensation Plan and procedures applicable to employees at your salary grade level.

3.   Stock Options:   Effective May 1 you will be granted 150,000 nonqualified
     -------------
     options to purchase DuPont stock. Because May 1 is not a New York Stock Exchange trading day, the option price will be based on the average of the high and low prices of Company stock on April 30, 1999. Other terms and conditions for this grant will be the same as those applicable to the general grant of options made in February 1999, including one-third serial vesting.

                                                      Exhibit 10.11
Mr. Richard R. Goodmanson      - 2 -                  April 22, 1999

     A copy of the applicable terms and conditions governing this grant will be provided at the time the grant is made. Any future stock option grants will be based on your performance and will be determined in accordance with the terms of DuPont's Stock Performance Plan and procedures applicable to employees at your salary grade level. The next regular stock option grant is expected to occur in early 2000.

4.   Special Payment/Grant:   As soon as practicable after May 1, you will
     ---------------------
     receive a cash sign-on payment of $100,000, minus all applicable taxes. Additionally, you will be granted 10,000 restricted stock units effective May 1, 1999. There is a five-year cliff vesting requirement for this restricted stock. If you leave voluntarily before satisfaction of the vesting period, you will forfeit the restricted grant. If you are involuntarily terminated except for cause, the grant will not be forfeited but will remain subject to the vesting period. Share withholding may be used to pay taxes when the restriction is lifted. Specific terms and conditions will be provided soon after your date of hire. This special payment and grant will not be considered compensation for the purpose of determining benefits under DuPont's benefit plans.

5.   Benefits:   Upon commencement of your employment at DuPont, you will be
     --------
     immediately covered under medical and dental insurance and life insurance as well as being able to participate in the DuPont Savings and Investment Plan. You will be provided with specific enrollment materials that will allow you to make elections under DuPont's flexible benefit program. In the meantime, for information only, we have forwarded under separate cover generic information that should provide an overview of benefit programs at DuPont.

6.   Pension Plan:   In recognition of the fact that you are a mid-career hire,
     ------------
     DuPont will provide post-employment benefits to you determined as if you were eligible for an immediate unreduced pension benefit provided you work until age 62. Your pension benefit will be calculated under the terms and conditions of the DuPont Pension Plan in effect at the time you retire using your actual pay and service at that time. If you retire after age 62, but are not otherwise eligible for an immediate unreduced pension from the DuPont pension plan, you will receive a supplemental lump sum payment equal to the difference between the value of what the plan pays and the value of full eligibility provided under this contract. Additionally, for purposes of

                                                      Exhibit 10.11
Mr. Richard R. Goodmanson      - 3 -                  April 22, 1999


     determining your eligibility for post-retirement benefits such as life insurance and continuing ability to exercise previously granted and vested stock options, we will also treat you as a full DuPont pensioner if your retirement from DuPont occurs at age 62 or later. Normally, vesting in the Pension Plan is five-year "cliff vesting"; however, DuPont anticipates transferring pension assets to offset retiree health care costs on June 29, 1999. If this transfer occurs, you will be immediately vested on that date.

7.   Moving Expenses:   Your moving expenses will be paid in accordance with the
     ---------------
     provisions of DuPont's Relocation Policy. Provisions include assistance in sale and purchase of primary residence. A copy of this policy will be provided to you promptly.

8.   Vacation:   You will be granted time off with pay inclusive of the vacation
     --------
     to which you are entitled under DuPont's Vacation Policy up to a total of four weeks per year.

9.   Termination of Employment:
     -------------------------

     . Resignation: If you choose to resign from DuPont within five years, you
       -----------
       will forfeit all restricted stock granted pursuant to this letter. You must exercise vested stock options prior to resignation. If you leave after age 62, exercisability of vested stock options continues under the terms of the Plan.

     . Termination for Cause:   For purposes of this agreement, termination for
       ---------------------
       "cause" is defined as termination resulting from your gross negligence or willful misconduct in the performance of your responsibilities, your commission of any felony, your commission of a misdemeanor having a material adverse effect on DuPont, your violation of any of DuPont's Standards of Conduct (a copy of which is enclosed), or any act of fraud or dishonesty in the performance of your responsibilities. In the event you are terminated by DuPont for cause, you will forfeit all unvested restricted stock and all unvested stock options. Any vested options would need to be exercised before termination. Furthermore, you will not be entitled to receive any variable compensation award(s) granted after your termination and will not be entitled to receive any other payments of any nature from DuPont.

                                                      Exhibit 10.11
Mr. Richard R. Goodmanson      - 4 -                  April 22, 1999


 .  Termination Due to Death:   If your employment is terminated due to death,
   ------------------------
   your surviving spouse will be entitled to benefits payable under applicable DuPont plans. If such death occurs after age 62, the deemed pension eligibility granted by paragraph 6 will be taken into account in determining these benefits, and your surviving spouse may receive a supplemental payment.

 .  Termination Due to Disability:   In the event you become totally and
   -----------------------------
   permanently disabled during your employment, DuPont will provide you with up to six (6) months of full base salary continuation in accordance with the Company's short-term disability plan. At the end of the six-month short-term disability period if your disability meets the requirements of our Total and Permanent Disability Plan, you will receive a disability income for life that, when added to your Social Security benefits and your retirement benefits from DuPont plans, will equal sixty percent (60%) of your final base salary. If you elect to retire under paragraph 6 of this agreement during the six-month short-term disability period, short-term disability benefits cease as of the date of retirement. Long-term disability benefits, if you are eligible, will commence upon retirement. The value of any supplemental payment you receive in accordance with paragraph 6 will be included as a pension benefit when computing the amount payable under this long-term disability plan.

 .  Termination for Other Reasons:   If you are terminated before May 1, 2000, we
   -----------------------------
   will pay you $3,450,000, representing three years' salary of $550,000 per year plus three years' variable compensation of $600,000 per year. This amount will be payable monthly over a three-year period or, at your election, in a lump sum present value.

   If termination occurs on or after May 1, 2000 and on or before May 1, 2004, you will receive the sum of two times your yearly salary at time of termination plus two times your last regular variable compensation. This amount will be payable monthly over a period of two years or, at your election, in a lump sum present value.

   If termination occurs after May 1, 2004, you will receive the standard DuPont severance package in effect at the time of termination.

                                                    Exhibit 10.11
Mr. Richard R. Goodmanson      - 5 -                April 22, 1999


10.  Employee Agreement:   We ask that you sign and return to us with your
     ------------------
     executed copy of this letter the enclosed "Employee Agreement" required of all new DuPont employees.

          As is customary, your employment is contingent upon completion of a physical examination. This examination will include a test for the presence of drugs, including marijuana, in your system. A positive test for drugs, other than those prescribed for you by your physician, will constitute grounds for withdrawing our offer. Normally, the physical examination is given when you report to work. If you prefer, we could arrange to have the physical conducted in advance of your start date.

          Additionally, the Immigration Reform and Control Act of 1986 makes it unlawful for an employer to hire an individual who is not authorized to work in the United States. We therefore request that you provide proof of your employment authorization and identity. (Either a passport or a combination of a driver's license and birth certificate or social security card would be acceptable.)

          Please indicate your acceptance of the terms set forth above by signing the enclosed copy of this letter in the space provided below and returning the signed copy to me. We look forward to your joining us and are confident your new position will present an exciting and rewarding challenge.

                                         Very truly yours,


                                         /s/John Broyles
                                         ---------------

JDB:psh
Enclosures

AGREED AND ACCEPTED:

BY  /s/Richard R. Goodmanson
    ------------------------
      Richard R. Goodmanson

DATE      5/10/99
    ------------------------

SSN
    ------------------------

                                                                   EXHIBIT 10.11

                               EMPLOYEE AGREEMENT

THIS AGREEMENT, entered into this __________ day of ____________________, 19_____, between E. I. DU PONT DE NEMOURS AND COMPANY, a corporation of Delaware (hereinafter called "Employer"), and ____________________ (hereinafter called "Employee").

                                  WITNESSETH:

          WHEREAS, in its business, Employer has developed and uses commercially valuable technical and nontechnical information and, to guard the legitimate interests of Employer, it is necessary for Employer to protect certain of the information either by patents or by holding it secret or confidential; and

          WHEREAS, the aforesaid information is vital to the success of Employer's business, and Employee through his activities may become acquainted therewith, and may contribute thereto either through inventions, discoveries, improvements or otherwise;

          NOW, THEREFORE, in consideration of and as part of the terms of employment of Employee by Employer, at a wage or salary and for such length of time as the employment shall continue, it is agreed as follows:

          1. Unless Employee shall first secure Employer's written consent, Employee shall not disclose or use at any time either during or subsequent to said employment, any secret or confidential information of Employer of which Employee becomes informed during said employment, whether or not developed by Employee, except as required in Employee's duties to Employer.

          2. Employee shall disclose promptly to Employer or its nominee any and all inventions, discoveries and improvements conceived or made by Employee during the period

                                               Exhibit 10.11

of employment and related to the business or activities of Employer, and assigns and agrees to assign all his interest therein to Employer or its nominee; whenever requested to do so by Employer, Employee shall execute any and all applications, assignments or other instruments which Employer shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to protect otherwise Employer's interests therein. These obligations shall continue beyond the termination of employment with respect to inventions, discoveries and improvements conceived or made by Employee during the period of employment, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

     3. Upon termination of said employment, Employee shall promptly deliver to Employer all drawings, blueprints, manuals, letters, notes, notebooks, reports, and all other materials of a secret or confidential nature relating to Employer's business and which are in the possession or under the control of Employee.

     4. Employee wishes to exclude from the obligations and requirements of this Agreement those inventions and discoveries which have been conceived and reduced to practice prior to employment and that are identified in an Attachment to this Agreement.

     5. To protect Employer's trade secrets, technical, and non-technical confidential information, Employee agrees that while Employee is employed by Employer and for a period of one (1) year following the termination of employment with Employer for any reason, Employee shall not directly or indirectly:

        (a) be employed by, consult with, or render services to any Competing Business nor shall Employee personally engage in any Competing Business. "Competing Business" means any entity or person engagee in or about to

                                               Exhibit 10.11

            become engaged in research, development, production, marketing, or selling of a Competing Product(s). "Competing Product(s)" means product(s), process(es), or service(s) which competes directly or indirectly with Employer's product(s), process(es), or service(s) with which Employee has worked within five(5) years preceding termination of such employment, or about which Employee has acquired Employer's trade secret, technical or non-technical confidential information;

        (b) promote, solicit or induce for himself or any other person or entity the sale of any Competing Product(s) to any entity or person who is or has been a customer of Employer anytime during five (5) years preceding such termination of employment; and

        (c) solicit or induce directly or indirectly for any Competing Business the employment of any person who is now, or any time after the date hereof, employed by Employer.

6.  In the event of a violation of this Agreement by the Employee:

        (a) Employer shall be entitled to seek any relief as may be appropriate including, but not limited to, the right of injunction and monetary damages, and

        (b) The term of all covenants and restrictions in paragraph five (5) shall be automatically extended for a period of one (1) year after either the date on which the Employee permanently ceases such violation, or the date of entry by a court of any order or judgment enforcing such covenant or restrictions, whichever occurs later.

                                               Exhibit 10.11

7. If any one or more provisions of this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such shall not affect any other provision of this Agreement and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

    IN WITNESS WHEREOF, the parties have signed this agreement in duplicate as of the date written above.

                    E. I. DU PONT DE NEMOURS AND COMPANY

                    By:_____________________________________


WITNESS:

-----------------                              -------------------------
                                               EMPLOYEE